Exhibit 10.27

ATLANTIC UNION BANKSHARES CORPORATION

PERFORMANCE SHARE UNIT AGREEMENT

Granted <<GRANT DATE>>

This Performance Share Unit Agreement (this “Agreement”) is entered into as of <<GRANT DATE>> pursuant to Article X of the Atlantic Union Bankshares Corporation Stock and Incentive Plan, as amended from time to time (the “Plan”), and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Performance Share Units to <<NAME>> (the “Participant”).

WHEREAS, Atlantic Union Bankshares Corporation (the “Company”) maintains the Plan under which the Committee or the Board may, among other things, award Performance Share Units to such key employees of the Company and its Subsidiaries as the Committee or the Board may determine, subject to terms, conditions and restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee or the Board has awarded to the Participant a certain number of Performance Share Units, ultimately payable in shares of the Company’s common stock (“Common Stock”), which the Participant will have an opportunity to earn over a Performance Period (as defined below) if certain performance goals and additional period of service requirements are met, conditioned upon the execution by the Company and the Participant of this Agreement setting forth all the terms and conditions applicable to such award;

NOW, THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its subsidiaries by the Participant and of the covenants contained herein, the parties hereby agree as follows:

1.

Award of Performance Share Units. Subject to the terms and conditions of the Plan, the Committee or the Board has awarded to the Participant as of <<GRANT DATE>> (“Award Date”) a certain number of Performance Share Units (the “Performance Share Units”) which the Participant will have an opportunity to earn over the Performance Period (as defined below) if certain performance goals are met in accordance with Section 4, and certain vesting requirements are met in accordance with Section 5, subject to the terms, conditions and restrictions set forth in this Agreement. Each Performance Share Unit represents the right to receive one share of Common Stock upon satisfaction of the performance, vesting and other conditions set forth in this Agreement.

2.

Target Number of Performance Share Units. The target number of Performance Share Units awarded is <<NUMBER>>. The Participant can earn up to <<%>> of the target number of Performance Share Units or as little as no Performance Share Units, depending upon actual performance during the Performance Period compared to the performance goals established by the Committee.

3.	Performance Period. The period during which the performance goals apply (the “Performance Period”) begins <<PERFORMANCE PERIOD>>.

4.Performance Goals.

(a)

The performance goals and the level of performance for the performance goals that is required to earn the Performance Share Units were established by the Committee. The number of Performance Share Units earned will be determined based on the Company’s achievement of Total Shareholder Return (“TSR”) as compared to the TSR of each of the Peer Companies, with the number earned being equal to the target number of Performance Share Units multiplied by the “Payout as a Percentage of Target” based on such performance as shown below:

Company TSR compared to TSR of the Peer Companies	Payout as a Percentage of Target
<<RANK 1>>	<<%>>
<<RANK 2>>	<<%>>
<<RANK 3>>	<<%>>
<<RANK 4>>	<<%>>
<<RANK 5>>	<<%>>

Company TSR performance between the stated percentiles of the Peer Companies will be calculated using straight line interpolation.

Within the sixty (60) day period following the end of the Performance Period, the Committee will determine the extent to which the performance goals have been met and the number of Performance Share Units earned (rounded to the nearest whole Performance Share Unit).

The Committee must certify the performance results in writing following the end of the Performance Period.

(b)The following terms have the following meanings for purposes hereof:

(i)

“Total Shareholder Return” for a company (including the Company) shall be computed as the average closing stock price of the company’s common stock for the last fifteen (15) trading days of the Performance Period minus the average closing stock price of the company’s common stock for the first fifteen (15) trading days of the Performance Period plus the amount of dividends paid by the company per share of common stock during the Performance Period, divided by the average closing stock price of the company’s common stock for the first fifteen (15) trading days of the Performance Period.

(ii)	“Peer Companies” shall mean <<DESCRIBE PEER COMPANIES>> as of the last day of the Performance Period.

5.Vesting and Payment.

(a)

Vesting Determination. Subject to accelerated vesting or forfeiture as hereinafter provided, the Performance Share Units that are earned in accordance with Section 4 shall be vested and non-forfeitable (“Vested” or “Vesting”) as of the date the Committee certifies the performance results which certification date shall occur within the sixty (60) day period following the end of the Performance Period (the certification date is defined as the “Payment Date”), but only if the Participant has remained continuously employed with the Company or any of its subsidiaries through the Payment Date, except as provided in Section 5(b) below, and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled. The Performance Shares (as defined below) for the Performance Share Units that become Vested under this Section 5(a) shall be paid on the Payment Date.

(b)Vesting Acceleration.

(i)

Death or Disability: If the Participant does not remain continuously employed through the Payment Date due to the Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code) (“Disability”), then a Pro-Rata Portion (rounded to the nearest whole Performance Share Unit) of the Performance Share Units earned based on the Committee’s determination of the level of achievement for the performance goals for the entire Performance Period in accordance with Section 4 shall become Vested on the later of (A) the last day of the Performance Period or (B) the earlier of the date of the Participant’s death or Disability and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled. The Performance Shares for the Performance Share Units that become Vested under this Section 5(b)(i) shall be paid to the Participant’s designated beneficiary (or, if none, to his estate) or to the Participant, whichever is applicable, on the Payment Date as defined in Section 5(a).

(ii)Normal Retirement:

(A)

Existing Non-Competition Agreement: If the Participant does not remain continuously employed through the Payment Date due to the Participant’s retirement at or after age 65 with the consent of the Committee or its delegate, provided no Cause (as defined below) exists at the time of retirement for the Company to terminate his employment

(“Normal Retirement”) and provided, upon such Normal Retirement, the Participant is subject to a non-competition covenant under an agreement with the Company or a subsidiary unrelated to this Agreement, then a Pro-Rata Portion (rounded to the nearest whole Performance Share Unit) of the Performance Share Units earned based on the Committee’s determination of the level of achievement for the performance goals for the entire Performance Period in accordance with Section 4 shall become Vested on the last day of the Performance Period and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled. The Performance Shares for the Performance Share Units that become Vested under this Section 5(b)(ii)(A) shall be paid to the Participant on the Payment Date as defined in Section 5(a).

(B)

No Existing Non-Competition Agreement: If the Participant does not remain continuously employed through the Payment Date due to the Participant’s Normal Retirement and provided the Participant is not subject to a non-competition covenant under an agreement with the Company or a subsidiary unrelated to this Agreement, then, except as provided below, for accelerated vesting to apply under this Section 5(b)(ii)(B), the Participant must execute and deliver to the Company, no later than the date of such Normal Retirement, a non-competition agreement in a form acceptable to the Company. If the Participant timely executes and delivers such non-competition agreement, then a Pro-Rata Portion (rounded to the nearest whole Performance Share Unit) of the Performance Share Units earned based on the Committee’s determination of the level of achievement for the performance goals for the entire Performance Period in accordance with Section 4 shall become Vested on the later of the last day of the Performance Period or the date the Participant executes and delivers such non-competition agreement, and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled.  Notwithstanding the first sentence of this Section 5(b)(ii)(B), the Committee [for non-Section 16 officers: or its delegate] may, in its sole discretion, waive the requirement of the non-competition agreement and, in such case, such Pro-Rata Portion shall become Vested on the last day of the Performance Period, and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled. The Performance Shares for the Performance Share Units that become Vested under this Section 5(b)(ii)(B) shall be paid to the Participant on the Payment Date as defined in Section 5(a).

(iii)

Other Retirements: If the Participant does not remain continuously employed through the Payment Date due to the Participant’s retirement that does not meet the standard for Normal Retirement, then, provided no Cause exists for the Company to terminate his employment at such time, the Committee [for non-Section 16 officers: or its delegate] may, in its sole discretion, waive the automatic forfeiture of any or all unvested Performance Share Units otherwise provided in Section 7 and provide for such Vesting and other restrictions as its deems appropriate, which may include requiring the Participant, if not already subject to a non-competition covenant pursuant to an existing agreement with the  Company or a subsidiary, to execute and deliver to the Company, no later than the date of termination of employment, a non-competition agreement in a form acceptable to the Company; provided, however, that any additional vesting provisions shall not extend Vesting beyond the original Payment Date and such Performance Share Units shall remain subject to the performance criteria set forth in Section 4 for the entire Performance Period and shall be subject to pro-ration. The Pro-Rata Portion (rounded to the nearest whole Performance Share Unit) of the Performance Share Units earned based on the Committee’s determination of the level of achievement for the performance goals for the entire Performance Period in accordance with Section 4 shall become Vested as provided by the Committee and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled. The Performance Shares for the Performance Share Units that become Vested under this Section 5(b)(iii) shall be paid to the Participant on the Payment Date as defined in Section 5(a).

(iv)

Certain Other Terminations: If the Participant’s employment with the Company and its subsidiaries is terminated prior to the Payment Date and the Participant is eligible to receive  severance benefits under an employment agreement between the Participant and the Company or a subsidiary or severance pay under the Atlantic Union Bankshares Corporation Executive Severance Plan and the Participant has signed, submitted and not revoked any release agreement required thereunder, then a Pro-Rata Portion (rounded to the nearest whole Performance Share Unit) of the Performance Share Units earned based on the Committee’s determination of the level of achievement for the performance goals for the entire Performance Period in accordance with Section 4 shall become Vested on the last day of the Performance Period and any unearned or unvested Performance Share Units shall be automatically forfeited to the Company and cancelled. The Performance Shares for the Performance Share Units that become Vested under this Section 5(b)(iv) shall be paid to the Participant on the Payment Date as defined in Section 5(a).

(v)

Change in Control: Notwithstanding any other provision of Section 5, in the event of a Change in Control of the Company, Vesting and payment of the Performance Share Units that have not previously become Vested or have not previously been forfeited under Section 5(a), 5(b)(i)-(iv) or Section 7, shall be determined under this Section 5(b)(v). If a Change in Control occurs on or before the end of the Performance Period, and provided the Participant has remained in employment with the Company or any of its subsidiaries until the Change in Control, the target number of Performance Share Units shall be deemed earned and shall become Vested and shall be paid upon the Change in Control. In the event a Change in Control occurs following the end of the Performance Period but before the Payment Date defined in Section 5(a), and provided the Participant has remained in employment with the Company or any of its subsidiaries until the Change in Control, the Performance Share Units that are earned in accordance with Section 4 shall become Vested and shall be paid upon the Change in Control. For purposes of this Agreement, a Change in Control (as defined in the Plan) will be deemed to have occurred with respect to the Participant only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. Section 1.409A-3(i)(5) (applied whether or not the Performance Share Units are subject to or exempt from Code Section 409A).

For purposes of this Section 5(b), “Cause” has the meaning set forth in any employment agreement, or, if none, in any change in control agreement, then in effect between the Participant and the Company or a subsidiary, if applicable, and, if the Participant has no such agreement or if such agreement does not define the term, “Cause” means (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its subsidiaries.

For purposes of this Section 5(b), a “Pro-Rata Portion” is determined by a fraction (not to exceed one), the numerator of which is the number of months in the Performance Period during which the Participant was continuously in the employment of the Company and the denominator of which is the number of months in the entire Performance Period. The Participant will be deemed to be employed for a month if the Participant’s retirement, termination of employment, death or Disability occurs after the fifteenth (15th) day of a month.

(c)	Payment; Delivery of Shares of Common Stock. Shares of Common Stock corresponding to the number of Performance Share Units that have been earned and become Vested (“Performance Shares”) shall be paid to the Participant, or, if deceased, to the Participant’s designated beneficiary (or, if none, to his estate), in settlement of the Performance Share Units, at the times provided in Sections 5(a) and 5(b). Payment only may be delayed by the Company to the extent permitted by Code Section 409A although no interest shall be payable in the event there is a delay for any reason. Such payment shall be accomplished either by delivering a share certificate or by providing evidence of electronic delivery, and the Performance Shares shall be registered in the name of the Participant or, if deceased, the Participant’s designated beneficiary (or, if none, his estate). Such Performance Shares shall be fully paid and nonassessable when issued.

6.	No Dividend Equivalents. The Participant shall have no right to dividend equivalents or dividends on the Performance Share Units.
7.

Termination of Employment. If the Participant’s employment with the Company and its subsidiaries ceases prior to the Payment Date and Section 5(b) does not or has not applied, then all Performance Share Units shall be automatically forfeited to the Company and cancelled on the date the Participant’s employment terminates and no Performance Shares shall be issued to the Participant.

8.

Employment. Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or its subsidiaries or in any way affect the Company’s right to terminate Participant’s employment without prior notice at any time for any or no reason (subject to the terms of any employment agreement between the Participant and the Company or a subsidiary).

9.

Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes (at the statutorily required rates) required by any government to be withheld or otherwise deducted and paid with respect to the Performance Share Units and any such withholding will be accomplished in compliance with Code Section 409A to the extent applicable. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed. The Participant or any successor in interest is authorized to deliver shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld on the date that the amount of tax to be withheld is to be determined and cancel any such shares so delivered in order to satisfy the Company’s withholding obligations. The Participant or any successor in interest is also authorized to elect to have the Company retain and withhold from any Performance Shares deliverable in payment of the Performance Share Units the number of Performance Shares having a Fair Market Value equal to the amount of tax to be withheld on the date that the amount of tax to be withheld is to be determined and cancel any such shares so withheld in order to satisfy the Company’s withholding obligations. In the event the Participant does not deliver or elect to have the Company retain and withhold shares of Common Stock as described in this Section 9, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company or a subsidiary to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes.

10.

Administration. The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement. All such Committee determinations shall be final, conclusive and binding upon the Company and the Participant.

11.	Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Atlantic Union Bankshares Corporation

Attention: Equity Plan Administrator

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

Any notice to the Participant required under or relating to this Agreement shall be in writing and addressed to the Participant at his address as it appears on the records of the Company.

12.	Governing Law. This Agreement shall be construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia.
13.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties.
14.	Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing signed by the parties or as otherwise provided in the Plan.
15.

Severability. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16.

Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan and in accordance with the Performance Share Units being a Performance-Based Compensation Award. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

17.

Rights as Shareholder. The holder of Performance Share Units shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Performance Shares issuable upon the payment of a Vested Performance Share Unit unless and until a certificate or certificates representing such shares of

Common Stock shall have been issued by the Company to such holder or a book entry representing such shares of Common Stock has been made by the registrar of the Company.

18.

Clawback. As a condition of receiving the Performance Share Units, the Participant acknowledges and agrees that the Participant’s rights, payments and benefits with respect to the Performance Share Units and any Performance Shares shall be subject to the terms of the Company’s Compensation Clawback Policy or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable federal law or regulation and any applicable listing standard of the national securities exchange on which the Common Stock is listed, which could in certain circumstances require repayment or forfeiture of the Performance Share Units or Performance Shares.

19.

Code Section 409A. The provisions of Section 17.15 of the Plan are hereby incorporated by reference. Notwithstanding the foregoing, the Company shall not be liable to the Participant in the event this Agreement fails to be exempt from, or comply with, Code Section 409A.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Participant have signed this Agreement, either manually or by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. Participant acknowledges and agrees that accepting this Agreement through the online grant acceptance screen designated by the Company for the Plan has the effect of affixing Participant’s electronic signature to this Agreement as of the Award Date.

ATLANTIC UNION BANKSHARES CORPORATION

By: /s/ Date: <<GRANT DATE>>

<<OFFICER NAME>>

<<OFFICER TITLE>>